EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of December 20th, 2004 (the “Agreement”), is by and among Flotek Industries, Inc., a Delaware corporation (“Flotek”), Agee Spidle, Karen Spidle, and Rick Fladeland (collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, the Stockholders own the number of shares of the common stock of Spidle Sales & Services, Inc., a Utah corporation (the “Company”) indicated on Schedule A (the “Spidle Shares”);

WHEREAS, Flotek desires to acquire the Spidle Shares from the Stockholders, and the Stockholders desire to sell the Spidle Shares to Flotek, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
THE PURCHASE

Section 1.1. Sale and Purchase. At the Closing (as hereinafter defined) and in accordance with the provisions of this Agreement, Flotek shall purchase from the Stockholders, and the Stockholders shall sell to Flotek, the Spidle Shares in exchange for the consideration described in Section 1.2. At the Closing, the Stockholders shall transfer to Flotek good and marketable title to the Spidle Shares that is free and clear of all pledges, liens, claims, charges, options, calls, encumbrances, restrictions, and assessments whatsoever.

Section 1.2. Purchase Consideration. Subject to Section 1.4, the consideration (the “Consideration”) for the delivery and transfer to Flotek of the Spidle Shares shall be as follows:

(a)  The payment at the Closing of an aggregate of $6,100,000 in cash or in immediately available funds, allocated among the Stockholders as indicated on Schedule A;

(b)  The delivery at the Closing of Promissory Notes payable to the order of each of the Stockholders in the aggregate principal amount of $1,275,000. Each Promissory Note shall be substantially identical in form to Exhibit 1.2 and shall be in the original principal amount indicated on Schedule A; and

(c)  The number of shares (the “Flotek Shares”) of the common stock of Flotek, .0001 par value per share (the “Flotek Common Stock”) determined by dividing $700,000 by the Share Value. The Flotek Shares shall be allocated among the Stockholders as indicated on Schedule A. For purposes herein, the term “Share Value” shall mean the value of the Flotek Shares based on the average for the ten business days that precede the Closing Date of daily closing trading prices of the Flotek Common Stock on the over-the-counter market, as reported by the National Quotation Bureau, Inc., or if such information is not available, as furnished by any member of the National Securities Dealers, Inc., selected by Flotek.

Notwithstanding anything to the contrary set forth herein, no part of the Consideration shall be escrowed or held back in any respect at Closing to secure the obligations of the Stockholders pursuant to this Agreement or the accuracy of the representations and warranties of the Stockholders.

Section 1.3. Other Agreements. At the Closing, (a) each Stockholder and Bruce McGovern shall execute and deliver Agreements Not To Compete substantially identical in form to Exhibit 1.3(a), and (b) Agee Spidle, Rick Fladeland and Bruce McGovern shall execute and deliver Employment Agreements substantially identical in form to Exhibit 1.3(b).

Section 1.4. Employee Bonus Pool. At the Closing, $800,000 of the Consideration shall not be paid to Agee Spidle but shall instead be placed in a separate Flotek bank account (or with respect to non-cash Consideration, in such form as Spidle shall direct), the disbursement of which shall be governed by a Bonus Pool Agreement substantially identical in form to Exhibit 1.4. Flotek and Agee Spidle shall enter into such Bonus Pool Agreement at the Closing, and shall mutually agree regarding the form of the Consideration subject to the Bonus Pool Agreement.

Section 1.5. Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transaction”) shall take place at the offices of Flotek on January 3rd, 2005 or the first subsequent date on which the last of the conditions set forth in Article V is fulfilled or waived, or at such other time and place as Flotek and the Stockholders shall agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” At the Closing, each of the parties shall take such actions as shall be required pursuant to the terms hereof to be taken at the Closing, or which are otherwise reasonably required to cause the Transaction to be consummated.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF FLOTEK

Flotek represents and warrants to the Stockholders as follows:

Section 2.1. Organization and Qualification. Flotek is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

Section 2.2. Reports. Flotek has previously made available or delivered to the Company and the Stockholders copies of the Form 10-K filed by it with the Securities and Exchange Commission (the “SEC”) and its quarterly reports filed with the SEC on Form 10-Q for the periods ending March 31, 2004, June 30, 2004, and September 30, 2004 (“Flotek SEC Reports”). As of their respective dates, the Flotek SEC Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Flotek has not made any other representation to the Stockholders regarding the Flotek Shares. The Flotek Shares will be restricted stock which will not be tradable on the open market under the applicable securities laws.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDERS

The Stockholders jointly and severally represent and warrant to Flotek that:

Section 3.1. Capitalization. The Spidle Shares are the only issued and outstanding shares of the capital stock of the Company. The Spidle Shares are validly issued and are fully paid, nonassessable and free of preemptive rights. There are no outstanding subscriptions, options, calls, contracts, rights or warrants, including any right of conversion or exchange obligating the Company or the Stockholders to issue, deliver or sell, additional shares of the capital stock of the Company. There are no voting trusts, proxies or other agreements or understandings to which the Company or the Stockholders is a party or is bound with respect to the voting of or restricting the sale of any shares of capital stock of the Company. Each Stockholder has good, valid and marketable title to the Spidle Shares indicated as being owned by that Stockholder in Schedule A, free and clear of all pledges, liens, claims, charges, options, calls, encumbrances, restrictions, and assessments whatsoever.

Section 3.2. Non-Contravention. The execution and delivery of this Agreement by the Company and the Stockholders and the consummation by the Company and the Stockholders of the Transaction do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in a right of termination or acceleration under, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, or any agreement to which the Company is now a party or by which the Company or any of its respective properties or assets may be bound or affected.

Section 3.3. Financial Statements. Company has furnished Flotek with an unaudited balance sheet, income statement and statement of cash flow for Company as of September 30, 2004 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied (“GAAP”), and are accurate and complete (except, in the unaudited statements, for the absence of footnote disclosures and for the absence of normal year-end audit adjustments which are not material in the aggregate) and fairly present the financial condition and result of operations of the Company.

Section 3.4. Absence of Undisclosed Liabilities. Except as indicated in the attached Disclosure Schedule, the Company has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities or obligations (a) which are provided for in the Financial Statements or reflected in the notes thereto, (b) which were incurred after September 30, 2004, and were incurred in the ordinary course of business and consistent with past practices (“Ordinary Course Liabilities”), or (c) pursuant to this Agreement.

Section 3.5. Absence of Certain Changes or Events. Since September 30, 2004 the business of the Company has been conducted in the ordinary course of business consistent with past practices, and there has not been any event, occurrence, development or state of circumstances or facts which has had, or could reasonably be anticipated to have, individually or in the aggregate, a material adverse effect with respect to the Company.

Section 3.6. Title to Assets. The Company has good and indefeasible title to all of the assets which are indicated as being owned by the Company on the Financial Statements, free and clear of all mortgages, liens, pledges, charges, or encumbrance of any nature whatsoever.

Section 3.7. Litigation. There are no claims, suits, actions, or proceedings pending or, to the knowledge of all of the Stockholders, threatened against or relating to the Company, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. The Company is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

Section 3.8. No Violation of Law. The Company is not in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law) of any governmental or regulatory body or authority. No investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. The attached Disclosure Schedule contains an accurate and complete description of the facts known to the Stockholders relating to the environmental issue described therein. The Stockholders have provided to Flotek copies of all written information in the possession of the Company which relates to such environmental matter.

Section 3.9. Labor Matters. There are no material controversies pending or, to the Knowledge of all of the Stockholders, threatened between the Company on the one hand and any of its employees on the other.

Section 3.10. Agency Agreements. Each agreement pursuant to which the Company is a party pursuant to which the Company is appointed to act as a sales representative or distributor is a valid, binding and enforceable agreement of the Company and, to the knowledge of all of the Stockholders, the other parties thereto. The Stockholders have provided Flotek with copies of all such agreements. Except as indicated in the attached Disclosure Schedule, there has not occurred any breach or default under any such agreement on the part of the Company or, to the knowledge of all of the Stockholders, any other parties thereto. Except as indicated in the attached Disclosure Schedule, no event has occurred which with the giving of notice or the lapse of time, or both, would constitute a default under any such agreement on the part of the Company, or, to the knowledge of all of the Stockholders, any of the other parties thereto. There is no dispute between the parties to any such agreement as to the interpretation thereof or as to whether any party is in breach or default thereunder, and no party to any such agreement has indicated its intention to, or suggested it may evaluate whether to, terminate any such agreement.

Section 3.11. Disclosure. No representation or warranty of the Company or Stockholders set forth hereunder contains any untrue statement of the material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE IV
CONDUCT OF BUSINESS PENDING THE CLOSING

Prior to the Closing, the Stockholders will cause the Company to operate its respective business in, and only in, the usual, regular and ordinary course of business in substantially the same manner as operated on the date of this Agreement. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, the Company will not make or declare a dividend or other distribution to any of the Stockholders, or redeem any of its stock, or increase the compensation of any of its officers or other employees. The Stockholders will have complied with and will continue to comply with Section 8 of that certain letter of intent dated September 23, 2004.

ARTICLE V
CONDITIONS TO CLOSING

The respective obligations of each party to effect the Transaction shall be subject to the fulfillment or waiver, if permissible, on or prior to the Closing Date of the following conditions:

(a) Each party hereto shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of each party contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and the parties shall have executed and delivered executed and delivered at Closing a certificate to that effect;

(b) Since September 30, 2004, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a material adverse effect with respect to the Company; and

(c) Flotek shall have obtained a loan from a bank in an amount sufficient to fund the payment of the Consideration to the Stockholders.

ARTICLE VI
INDEMNIFICATION

Section 6.1. Indemnification of Flotek. The Stockholders each agree to jointly and severally indemnify Flotek and the Company (including their respective officers, directors, employees and agents) against, and hold each of them harmless from and against, any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, judgments and expenses (including, without limitation, reasonable attorneys' fees) ("Indemnified Amounts") incurred by the indemnified party as a result of (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of the Stockholders in this Agreement, (b) any violation or breach by any of the Stockholders of or default by any of the Stockholders under the terms of this Agreement, (c) any liability or other claims concerning the operations of the Company on or prior to the Closing Date which are not reflected in the Financial Statements or Ordinary Course Liabilities, whether or not such liability or claim is required to be accrued under GAAP, or (d) any taxes relating to the Company for periods on or before the Closing Date in excess of the amount reserved for accrued taxes in the Financial Statements. Notwithstanding anything to the contrary set forth herein, none of the Stockholders shall be required to indemnify Flotek or the Company with respect to any matters described on the attached Disclosure Schedule provided that such description is accurate and complete. The indemnified party shall be entitled to recover its reasonable and necessary attorneys' fees and litigation expenses incurred in connection with the successful enforcement of its rights under this Section. The indemnification obligations under this Section 6.1 shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence of the indemnified party

Section 6.2. Survival; Threshold and Limits of Liability. No Stockholder shall be liable under this Agreement for the breach of any representation or warranty unless the aggregate amount of such liability (for all such claims against all indemnifying parties pursuant to Section 6.1 or 6.2, as the case may be) exceeds $50,000, in which event the Stockholder shall be fully liable without regard to such threshold. The maximum liability of the Stockholders with respect to all Indemnified Amounts under Section 6.1 shall be limited to their share of $8,075,000, based on relative ownership of the Spidle Shares immediately prior to the Closing. The liability of the Stockholders with respect to their representations and warranties shall expire one (1) year after the Closing Date, except with respect to claims with respect to any such breach asserted against any of them pursuant to Section 6.1 prior to the expiration of such period.

Nothing herein shall be construed to authorize the withholding of any payment obligation referenced in Section 1.2 of this agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.1. Termination. This Agreement may be terminated at any time prior to the Closing by either the Stockholders or Flotek if:

(a) the representations and warranties of the other party shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of the subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 30 days after written notice of such failure;

(b) the Transaction is not completed by February 28, 2005 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a party if the failure of that party to fulfill any obligation under or in connection with this Agreement has been the cause of or resulted in the failure of the Transaction to occur on or before such date).

Section 7.2. Effect of Termination. In the event of termination of this Agreement by either Flotek or the Stockholders pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void and there shall be no further obligations on the part of the Stockholders or Flotek or their respective officers or directors, or the Stockholders. Nothing in this Section 7.2 shall relieve any party from liability for any breach of this Agreement, however.

Section 7.3. Remedies. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other relief to which it or he may be entitled at law or equity.

Section 7.4. Notices. All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given: (i) when delivered personally during a business day to the appropriate location described below or telefaxed to the telefax number indicated below, or (ii) five (5) business days after the posting thereof by United States first class, registered or certified mail, return receipt requested, with postage fee prepaid and addressed:

If to Flotek:	Flotek Industries, Inc.
7030 Empire Central Drive
Houston, Texas 77040
Telefax No. (713) 466-8386

With a copy to:	Casey W. Doherty
Doherty & Doherty LLP
1717 St. James Place, Suite 520
Houston, Texas 77056
Telefax No. (713) 572-1001

If to Agee Spidle or Karen Spidle:	P.O. Box 888
256 Heritage Trail South
Bellville, Texas 77418
Telefax No. (979)865-8818

With a copy to:	Dana Baker
Baker & Baker
5 East Main Street
Bellville, Texas 77418
Telefax No. (979)865-0043

If to Rick Fladeland:	365 North 250 West
Vernal, Utah 84078

Section 7.5. Successors. This Agreement shall be binding upon each of the parties upon their execution, and inure to the benefit of the parties hereto and their successors and assigns.

Section 7.6. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any such other instrument.

Section 7.7. Section Headings. The section headings used herein are descriptive only and shall have no legal force or effect whatsoever. Except to the extent the context specifically indicates otherwise, all references to articles and sections refer to articles and sections of this Agreement, and all references to the exhibits and schedules refer to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes.

Section 7.8. Gender. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall include the plural and conversely.

Section 7.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, U.S.A., applicable to agreements and contracts executed and to be wholly performed there, without giving effect to the conflicts of law principles thereof.

Section 7.10. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

Section 7.11. Waiver. Any waiver by either party to be enforceable must be in writing and no waiver by either party shall constitute a continuing waiver.

Section 7.12. Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

Section 7.13. Cross References. References in this Agreement to Articles, Sections, Exhibits, or Schedules shall be deemed to be references to Articles, Sections, Exhibits, and Schedules of this Agreement unless the context specifically and expressly requires otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first set forth above.

COMPANY:

FLOTEK:

FLOTEK INDUSTRIES, INC., a Delaware corporation

By: /s/ Jerry D. Dumas, Sr.
Name: Jerry D. Dumas, Sr.
Title: Chairman & Chief Executive Officer

STOCKHOLDERS:

/s/ Agee Spidle
Agee Spidle

/s/ Karen Spidle
Karen Spidle

/s/ Rick Fladeland
Rick Fladeland